Exhibit (e)(2)
MUTUAL NONDISCLOSURE AGREEMENT
     THIS MUTUAL NONDISCLOSURE AGREEMENT (this “Agreement”) is made as of February 14, 2007 (the “Effective Date”) by and between Walgreen Co., an Illinois corporation (“Walgreens”), and Option Care, Inc., a Delaware corporation (“Option Care”).
     WHEREAS, Walgreens and Option Care (each, a “Party” and together, the “Parties”) agree that in order to facilitate discussions relating to potential business opportunities and strategic relationships and transactions for their mutual benefit (the “Potential Opportunities”), it may be necessary for each Party to disclose certain information to the other Party on a confidential basis.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, each of the Parties hereby agrees as follows:
1. Confidentiality of Business Information.
     1.1 Definition. The term “Confidential Information” means any proprietary, confidential and non-public information, whether oral, written, visual or otherwise, disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether before or after the Effective Date, in the course of discussing and evaluating the Potential Opportunities.
     1.2 Treatment of Confidential Information. The Receiving Party acknowledges that the Confidential Information is a special, valuable, and unique asset of the Disclosing Party and agrees that it: (a) will keep and maintain the Confidential Information in strict confidence; (b) will use the Confidential Information only in connection with its review of the Potential Opportunities; (c) will not use the Confidential Information for the benefit of any third party, or use the Confidential Information for its own benefit; and (d) will not disclose any portion of the Confidential Information to any third party other than its affiliates, directors, officers, employees, agents, accountants, financial advisors, attorneys or other Representatives (collectively, “Representatives”) who need to know such Confidential Information in connection with the Receiving Party’s review and evaluation of the Potential Opportunities. Each Party will use, and require its Representatives to use, the same degree of care as is used with such Party’s own Confidential Information, which shall in no event be less than reasonable care. Each Party will be responsible for disclosures of Confidential Information made by their Representatives in violation of this Agreement.
     1.3 Exceptions to Confidential Treatment. The obligations under Section 1.2 above do not apply to any Confidential Information that: (a) the Receiving Party possessed prior to disclosure by the Disclosing Party, without a known obligation of confidentiality; (b) is or becomes publicly available without breach of this Agreement by the Receiving Party; (c) is independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party; or (d) is rightfully received by the Receiving Party from a third party without an obligation of confidentiality to the Disclosing Party.
     If, in the reasonable opinion of its legal counsel, a Receiving Party is required by law to disclose any Confidential Information of the other Party in connection with any legal proceeding, then the Receiving Party may disclose such information; provided the Receiving Party shall notify the Disclosing Party within a reasonable time prior to disclosure in order to allow the Disclosing Party a reasonable opportunity to seek appropriate protective measures.
2. Destruction/Return of Confidential Information. Promptly after the termination of this Agreement, the termination of discussions regarding the Potential Opportunities, or the receipt of a written request by the Disclosing Party, the Receiving Party shall, at the Disclosing Party’s option, either: (a) return the Confidential Information to the Disclosing Party, or (b) certify in writing to the Disclosing Party that such Confidential Information has been destroyed in such a manner that it cannot be retrieved.
3. No Commitment. This Agreement provides only for the handling and protecting of Confidential Information. Neither this Agreement nor any discussions or disclosures made in connection with the Potential Opportunities: (a) is a commitment to any business relationship, contract or future dealing with the other Party, or (b) by itself, prevents either Party from conducting similar discussions with third parties, restricts the ability of either Party conduct its business in the ordinary course or prevents either Party from developing concepts or entering into transactions with other parties similar to the Potential Opportunities, so long as such discussions or work do not violate this Agreement. The Parties are independent contractors and nothing herein will be deemed to create any agency relationship, joint venture or partnership between the Parties. No warranties of any kind are given with respect to the Confidential Information, except that the Disclosing Party warrants that it has the authority to make the disclosures contemplated under this Agreement.
4. Term. This Agreement shall be effective from and after the Effective Date for two (2) years or until its earlier termination by either Party. The obligation to protect the confidentiality of Confidential Information received prior to the date of termination shall survive termination for one (1) year.
5. Non-solicitation. For a period beginning on the date when you execute this Agreement and ending on the second anniversary of that date, neither Party shall directly or indirectly induce, recruit, solicit, or influence any managerial, executive or other key employee of the other Party with whom such Party has contact in connection with the Potential Opportunities to terminate his or her employment with his or her employer for the purpose of working or providing consulting services for the other Party. Notwithstanding the foregoing, the restrictions set forth in this Section shall not prevent either Party from hiring any person who responds to a general advertisement for employment or who contacts such Party on his or her own initiative.
6. No Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. No permitted assignment will relieve the Receiving Party of its obligations under this Agreement with respect to Confidential Information disclosed to it prior to the assignment. Any purported assignment in violation of this Section is void. This Agreement is binding upon the Parties’ respective permitted successors and assigns.
7. Notices. All notices hereunder shall be deemed to have been duly given upon actual receipt if addressed as follows (unless such addresses are changed by written notice): For Walgreens, Attn: Law Department M.S. #1425 (MEV), 104 Wilmot Road, Deerfield, IL 60015 and for Option Care, Attn: Joseph Bonaccorsi, 485 Half Day Road, Suite 300, Buffalo Grove, Illinois 60089.
8. No Waiver. No failure or delay by either Party in exercising any right under this Agreement is a waiver of its rights, nor does any single or partial waiver of its rights preclude any other or further exercise of its rights or the exercise of any other right under this Agreement.
9. Publicity. The Parties agree that the existence of this Agreement, the disclosures contemplated herein, and the existence of a potential business relationship between the Parties shall be kept confidential and shall not be revealed to or discussed with third parties without mutual approval of both Parties.
10. Injunctive Relief. The Receiving Party acknowledges and agrees that in the event of any breach of this Agreement, the Disclosing Party would be irreparably and immediately harmed and could not be made whole by monetary damages alone. Accordingly, the Parties agree that in the event the Receiving Party or any of its Representatives uses, discloses, or the Receiving Party reasonably believes, based on facts known to the Receiving Party at the time that (or in the Disclosing Party’s sole opinion) any such person is likely to use or disclose Confidential Information of the Disclosing Party in breach of this Agreement, the Disclosing Party, in addition to any other remedy to which it maybe entitled in law or equity, shall be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance.
11. Counterparts; Facsimile/Pdf. This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all Parties did not sign the same counterpart. Each of the Parties agrees that a signature transmitted to the other Parties by facsimile transmission or in pdf format shall be effective to bind the Party whose signature was transmitted.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflict of laws.
13. Entire Agreement; Severability. This Agreement represents the entire understanding of the Parties with respect to the Confidential Information and supersedes all prior communications, agreements and understandings relating to the disclosure of Confidential Information. The provisions of this Agreement may not be modified, amended or waived, except by a written instrument duly executed by both Parties. If any provision of this Agreement is held invalid or unenforceable, in a final non-appealable order issued by a court of competent jurisdiction, the provision shall be deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the intention of the original provision. The remaining provisions of this Agreement will continue in full force and effect for the term of the Agreement.

IN WITNESS WHEREOF, the Parties’ duly authorized representatives have executed this Agreement as of the Effective Date.

WALGREEN CO.		OPTION CARE, INC.

By:	/s/ Robert G. Zimmerman	By:	/s/ Raj Rai

	Name: Robert G. Zimmerman		Name: Raj Rai
	Title: Vice President		Title: CEO

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